Exhibit 2.2

EXECUTION VERSION

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”), dated as of May 19, 2022 (the “Closing Date”), is made by and between Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (“GREC LLC”) and Greenbacker Renewable Energy Corporation, a Maryland corporation (“GREC Corp”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning given to them in that certain Contribution Agreement by and between Greenbacker Group LLC, a Delaware limited liability company and GREC LLC entered into immediately prior to the execution of this Agreement (the “Initial Contribution Agreement”).

WHEREAS, on the date hereof and immediately prior to the execution of this Agreement, (i) Greenbacker Group LLC contributed all of the Contributed Interests, Contributed Assets, and Assumed Liabilities to GREC LLC, resulting in GREC LLC becoming the beneficial owner of the Contributed Interests and Contributed Assets (the “Initial Contribution”), and immediately thereafter (ii) the $250,000 of Class P-D common shares of GREC LLC, par value $0.001 per share, held by Greenbacker Capital Management LLC, were forfeited, retired, and cancelled;

WHEREAS, as of the date hereof and following the Initial Contribution effective immediately prior to the execution of this Agreement, pursuant to the terms of the Initial Contribution Agreement, GREC LLC is the beneficial owner of the (i) Contributed Interests, (ii) the Contributed Assets, and (iii) the Assumed Liabilities;

WHEREAS, subject to the terms and conditions set forth in this Agreement, GREC LLC desires to contribute the Contributed Interests and Contributed Assets to GREC Corp, and GREC Corp desires to accept the Contributed Interests and Contributed Assets, and assume certain of the Assumed Liabilities (the “GREC Assumed Liabilities”) from GREC LLC, and in consideration thereof, GREC Corp will issue shares of GREC Corp Common Stock (as defined below) to GREC LLC (the “Contribution”); and

WHEREAS, the Contribution is intended to be treated and shall be reported by the parties hereto for U.S. federal income tax purposes as a tax deferred contribution of property in exchange for the GREC Corp Common Stock (as defined below) under Section 351 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

For purposes of this Agreement:

(a)	“Agreement” has the meaning specified in the recitals

(b)	“Assigned Contracts” has the meaning specified in Section 2(c)i.

(c)	“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and other deposit gathering institutions in the Borough of Manhattan, City and State of New York are authorized or required by applicable Law to be closed.

(d)	“Closing” means the closing and consummation of the transactions contemplated by this Agreement, to take place immediately following, and subject to, the consummation of the Initial Contribution pursuant to the Initial Contribution Agreement.

(e)	“Closing Date” has the meaning specified in the recitals.

(f)	“Contribution” has the meaning specified in the recitals.

(g)	“GREC Assumed Liabilities” has the meaning specified in the recitals.

(h)	“GREC Corp” has the meaning specified in the recitals.

(i)	“GREC Corp Common Stock” has the meaning specified in Section 2(a).

(j)	“GREC LLC” has the meaning specified in the recitals.

(k)	“Initial Contribution” has the meaning specified in the recitals.

(l)	“Initial Contribution Agreement” has the meaning specified in the recitals.

(m)	“Management Employees” means each of David Sher, Charles Wheeler, Benjamin Baker, Richard Butt, Julianne Hull, Spencer Mash, Mehul Mehta, Matthew Murphy, Brandon Praznik, Robert Sher, and Jeffrey Sheridan, each of whom has an employment agreement or employment offer letter with Group LLC immediately prior to the Closing, and will be employed by GREC Corp following the Second Contribution.

(n)	“Securities Act” means the Securities Act of 1933, as amended.

2.	Contribution; Issuance of GREC Corp Common Stock.

(a)	Issuance of GREC Corp Common Stock in Exchange for Contribution.

i.	Subject to all of the terms and conditions of this Agreement, GREC LLC hereby contributes, conveys, transfers, assigns, and delivers to GREC Corp, all of its right, title, and interest in and to the Contributed Interests and the Contributed Assets, and GREC Corp does hereby acquire and accept from GREC LLC all right, title, and interest in and to the Contributed Interests and the Contributed Assets, and assume the GREC Assumed Liabilities and will thereafter pay, perform, and otherwise discharge the GREC Assumed Liabilities in accordance with their terms. In consideration thereof, GREC Corp agrees to issue to GREC LLC 9,162,012 shares of its common stock, $0.001 par value per share (the “GREC Corp Common Stock”).

ii.	For the avoidance of any doubt, except for the GREC Assumed Liabilities, nothing contained herein shall be interpreted or construed to result in the assumption by GREC Corp, or result in GREC Corp becoming in any way liable for, any liabilities of GREC LLC.

iii.	The GREC Corp Common Stock will be certificated, will include an identification number or other specific reference that allows the GREC Corp Common Stock to be identified separately from other capital stock issued by GREC Corp, and will tracked separately, including for purposes of Section 704(c) of the Code and the Treasury Regulations thereunder.

(b)	Closing. The Closing will take place remotely via electronic exchange of documents and signatures on the Closing Date.

(c)	GREC LLC Assignment of Certain Contracts.

i.	At the Closing, and effective as of the date hereof, the GREC Corp shall succeed to the rights and privileges of GREC LLC, and shall perform, or cause its subsidiaries to perform, at and after the date hereof, all contracts set forth on the Assigned Contracts Schedule hereto (the “Assigned Contracts”).

ii.	Notwithstanding anything to the contrary contained herein, to the extent that the assignment of all or any portion of any of the Assigned Contracts shall require the consent of the other party thereto or any third person, then in any and all such instances, this Agreement shall not constitute an agreement to assign any such Assigned Contracts if such an assignment would constitute a breach or violation thereof. In order, however, to provide the GREC Corp the full realization and value of such Assigned Contracts, GREC Corp and GREC LLC shall take all commercially reasonable actions and do or cause to be done all commercially reasonable things in cooperation with one another as shall be necessary or proper to assure that the rights of each of the Companies under such Assigned Contracts shall be preserved for the benefit of GREC Corp and transferred or issued to GREC Corp when such third person consent is received.]

(d)	Tax Treatment. The parties acknowledge and agree that the Contribution described in this Section 2 is intended to be treated as a tax-deferred contribution under Section 351 of the Internal Revenue Code of 1986, as amended. The parties hereto agree to the foregoing treatment, agree not to take any position inconsistent with such treatment unless otherwise required by applicable law, and agree not to take any action on or following the Closing Date that significantly reduces the likelihood that Contribution will be so treated.

3.	Representations and Warranties of GREC LLC.

GREC LLC hereby represents and warrants as follows:

(a)	Organization and Good Standing. GREC LLC is a limited liability company duly formed and existing in good standing in the State of Delaware.

(b)	Authorization. The execution, delivery, and performance by GREC LLC of this Agreement, (a) is within GREC LLC’s limited liability company power and authority, (b) has been duly authorized by all necessary proceedings on the part of GREC LLC, (c) will not result in the creation of any lien upon any of the property or assets of GREC LLC, and (d) does not conflict with and will not result in any breach of any provision of GREC LLC’s organizational documents, or of any law, regulation, order, judgment, writ, injunction, license, permit, agreement, or instrument binding upon GREC LLC or upon any of its properties or assets.

(c)	Title; Sufficiency of Assets.

i.	GREC LLC holds the legal and beneficial title to the Contributed Interests, free and clear of any lien, pledge, charge, security interest, or encumbrance, except to the extent set forth in the applicable organizational agreements of the underlying companies.

ii.	GREC LLC has good, valid, and marketable title to the Contributed Assets that it purports to own, free and clear of any lien, pledge, charge, security interest, or encumbrance, other than encumbrances for or in respect of taxes or governmental levies not yet due and payable. Each of the Contributed Assets is suitable for the purpose for which it is intended to be used, and has been maintained in good operating condition, ordinary wear and tear excepted (as applicable).

(d)	Enforceability. This Agreement is a legally binding agreement of GREC LLC, enforceable against GREC LLC in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(e)	Investment Representations. GREC LLC is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, and GREC LLC is acquiring the GREC Corp Common Stock for investment, and not with a view to selling or otherwise distributing the GREC Corp Common Stock.

(f)	No Public Market. GREC LLC understands that no public market now exists for any of the GREC Corp Common Stock and that GREC Corp has made no representations or other assurances that a public market will ever exist for the GREC Corp Common Stock.

(g)	No Registration. GREC LLC understands that the GREC Corp Common Stock are not registered under the Securities Act on the grounds that the issuance thereof pursuant to this Agreement is exempt from registration under the Securities Act, and that GREC Corp’s reliance on such exemption is in part predicated on GREC LLC’s representations set forth herein.

4.	Representations and Warranties of GREC Corp.

GREC Corp hereby represents and warrants as follows:

(a)	Organization and Good Standing. GREC Corp is a corporation duly incorporated and existing in good standing in the State of Maryland.

(b)	Authorization. The execution, delivery, and performance by GREC Corp of this Agreement, including the issuance by GREC Corp of the GREC Corp Common Stock hereunder, (a) are within GREC Corp’s corporate power and authority, (b) have been duly authorized by all necessary proceedings on the part of GREC Corp, (c) will not result in the creation of any lien upon any of the property or assets of GREC Corp, and (d) do not conflict with and will not result in any breach of any provision of GREC Corp’s organizational documents, or of any law, regulation, order, judgment, writ, injunction, license, permit, agreement, or instrument binding upon GREC Corp or upon any of its properties or assets.

(c)	Capitalization. Following the execution, delivery, and performance by GREC Corp and GREC LLC of this Agreement, including the issuance and sale by GREC Corp to GREC LLC of the GREC Corp Common Stock hereunder, the capitalization of GREC Corp will be as set forth in the attached Capitalization Schedule.

(d)	Enforceability. This Agreement is a legally binding agreement of GREC Corp, enforceable against GREC Corp in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(e)	Valid Issuance; Private Sale. The issuance and delivery of the GREC Corp Common Stock in accordance with this Agreement, have been duly authorized by all necessary corporate action on the part of GREC Corp. The GREC Corp Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable. Assuming the accuracy of the representations in Section 3 above, the issuance and delivery of the GREC Corp Common Stock will be exempt from registration under the Securities Act and applicable state securities laws and the rules and regulations promulgated thereunder.

5.	Restrictions on Transfer of Securities. The GREC Corp Common Stock is subject to the restrictions on transfer set forth in GREC Corp’s certificate of incorporation and by-laws.

6.	Additional Covenants of GREC Corp. GREC Corp hereby covenants and agrees to the following in connection with the Initial Contribution.

(a)	GREC Corp shall adopt the Greenbacker Renewable Energy Corporation Executive Protection Plan as approved by the Board of Directors of GREC LLC on May 19, 2022 and effective as of the Closing Date (the “Protection Plan”).

(b)	Promptly, and in any event within five (5) Business Days following the Closing, GREC Corp shall procure that each of Charles Wheeler and David Sher will (i) agree to the termination of his employment agreement, with all existing rights thereto extinguished, and enter into a written instrument reflecting the foregoing, (ii) accept a new employment offer letter from GREC Corp, and (iii) have the right to participate in the Protection Plan as in effect on such date.

(c)	GREC Corp shall use its reasonable best efforts to procure that as soon as administratively practicable, and in any event within ninety (90) days following the Closing, each of the remaining Management Employees other than Charles Wheeler and David Sher will (i) agree to the termination of his or her existing employment agreement, with all existing rights thereto extinguished, and enter into written instrument reflecting the foregoing, (ii) accept a new employment offer letter from GREC Corp, and (iii) have the right to participate in the Protection Plan as in effect on such date.

(d)	The terms of the Protection Plan shall not be amended for at least three (3) years following the Closing as it applies to Management Employees who agreed to have their employment agreements terminated no later than thirty (30) days following the Closing.

(e)	GREC Corp shall provide six (6) months advance notice to existing participants before amending the terms of the Protection Plan, as it applies to those participants.

7.	Expenses. The Parties agree that the expenses of Kirkland & Ellis LLP and Greenhill & Co., LLC are expenses that are for the benefit of GREC LLC and its affiliates and shall be paid by GREC Corp.

8.	Further Assurances. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request.

9.	Amendments. This Agreement, or any term or condition hereof, may be amended, modified, waived, or terminated only by an instrument in writing executed by GREC LLC and GREC Corp.

10.	Binding Effect; Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns, but this Agreement shall not be assignable by (i) GREC Corp without the prior written consent of the GREC LLC, or (ii) GREC LLC without the prior written consent of GREC Corp.

11.	Governing Law and Consent to Jurisdiction. GREC Corp and GREC LLC hereby agree (i) that the internal laws of the State of New York govern the creation, interpretation, construction, enforcement of, and the performance under this Agreement; (ii) that any action or proceeding relating to this Agreement will be brought in (and only in) any court of competent jurisdiction in the Borough of Manhattan in the City and State of New York, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of each such court; (iii) that it irrevocably waives any right to, and will not, oppose any such action or proceeding in any such court on any jurisdictional basis, including forum non conveniens; and (iv) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from a court as contemplated by this Section 11.

12.	WAIVER OF JURY TRIAL. GREC CORP AND GREC LLC EACH HEREBY EXPRESSLY WAIVE ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUIT, ACTION, OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT OR THE GREC CORP COMMON STOCK.

13.	Construction; Counterparts. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. PDF signatures will be considered originals for all purposes hereunder.

14.	Entire Agreement; Severability; Headings. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes any prior written or oral understandings with respect thereto. The invalidity or unenforceability of any term or provision hereof will not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and will not alter or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Greenbacker Renewable Energy Company LLC

By:	/s/Richard Butt
Name: Richard C. Butt
Title: Chief Financial Officer

Greenbacker Renewable Energy Corporation

By:	/s/Charles Wheeler
Name: Charles Wheeler
Title: President

[Signature Page to the Contribution Agreement]